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                           HUMANA INC.

                    RESTRICTED STOCK PLAN FOR

                            EMPLOYEES

                   (As Adopted July 13, 2000)

















                           HUMANA INC.

               RESTRICTED STOCK PLAN FOR EMPLOYEES



     1.   Purpose.

          The purpose of the Humana Inc., Restricted Stock Plan for Employees ("Plan") is to strengthen Humana Inc., a Delaware corporation (the "Company"), (a) by providing an incentive to its non-officer employees and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise, and (b) by encouraging the attraction and retention of key employees with exceptional qualifications. It is intended that this purpose be achieved by extending to non-officer employees (including such future employees who have received a formal written offer of employment) of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Restricted Stock.

     2.   Definitions.

          Except as otherwise stated herein, defined terms whenever used in this Plan, shall have the same meaning as defined in the Humana Inc. 1996 Stock Incentive Plan for
Employees or its successor.

     3.   Administration.

          3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. The Committee shall consist of at least two (2) directors of the Company ("Directors") and may consist of the entire Board; provided, however, that if the Committee consists of less than the entire Board, then the Committee shall consist of at least two (2) Directors each of whom shall be a nonemployee director, within the meaning of Rule 16b-3 promulgated under the Exchange Act ("Nonemployee Director"). For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. A quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if made by vote at a meeting duly called and held. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

          3.2 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

          3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

               (a) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

               (b) construe and interpret the Plan and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. The Committee shall have full authority, in its discretion, to determine when capital awards will become vested, including the ability to accelerate the vesting date of Awards previously granted under the Plan. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Grantees, and all other persons having any interest therein;

               (c)  determine the duration and purposes for
leaves of absence which may be granted to a Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

               (d) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

               (e) exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

     4.   Stock Subject to the Plan; Grant Limitations.

          4.1 The maximum number of Shares that may be made the subject of Awards granted under the Plan is five million (5,000,000); provided that the number Shares issuable under the Plan shall be reduced by the number of Shares issuable pursuant to any "Awards" granted pursuant to the Humana Inc. Restricted Stock Plan for Officers & Directors. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

          4.2 Upon the granting of an Award, the number of Shares available under Section 4.1 for the granting of further
Awards shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

               Whenever any outstanding Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Award may again be the subject of Awards granted hereunder.

     5.     Eligible Individuals

          Any of the following shall be considered eligible to participate in the Plan ("Eligible Individual")(a) any employee of the Company or a Subsidiary who is not an officer or director of the Company or (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment for a non-officer position. For purposes of the Plan "Officer" is defined as Executive Officer is defined pursuant to Securities and Exchange Commission Rule 3b-7 and any other Officer elected by the Company's Board of Directors.

     6.   Restricted Stock.

          6.1 Grant. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 6.

          6.2 Purchase Price. The purchase price, if any, for Shares of Restricted Stock shall be determined by the Committee, but shall not be less than the par value per Share, except in the case of treasury Shares for which no payment need be required.

          6.3 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers, an escrow agreement or any other or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

          6.4 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 6.5, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

          6.5  Lapse of Restrictions.

               (a)  Generally.  Restrictions upon Shares of
Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine, which in the sole discretion of the Committee, may include the lapsing of restrictions based solely on the passage of time, on the attainment of individual and/or corporate performance criteria or a combination thereof. The Agreement evidencing the Award shall set forth any such restrictions and the basis on which such restrictions shall lapse.

               (b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock, the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

          6.6 Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time.
In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

          6.7  Effect of a Termination of Employment.

               (a) Except as provided in Section 6.7(c), if the employment of a Grantee is terminated for any reason other than death, Disability or a Change in Control prior to the expiration of any restrictions applicable to any Shares of Restricted Stock then held by the Grantee, such Shares shall thereupon be forfeited immediately by the Grantee and returned to the Company, and the grantee shall only receive the amount, if any, paid by the Grantee for such Restricted Stock.

               (b) If the employment of a Grantee is terminated as a result of death or Disability prior to the expiration of any restrictions applicable to any Shares of Restricted Stock then held by the Grantee, any restrictions and other conditions pertaining to such Shares then held by the Grantee, including, but not limited to, vesting requirements, shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable.

               (c) Notwithstanding anything in the Plan to the contrary, the Committee may determine, in its sole discretion, in the case of any termination of Grantee's employment other than for Cause, that the restrictions on some or all of the Shares of Restricted stock then held by the Grantee shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable.

          6.8 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

     7.   Adjustment Upon Changes in Capitalization.

          In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Awards may be granted under the Plan, and (ii) the number and class of Shares or other stock or securities which are subject to outstanding Awards granted under the Plan and the exercise price therefor, if applicable.

     8.   Effect of Certain Transactions.

          Subject to Section 6.5(b) or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a "Transaction"), the Plan and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either
(i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Awards, as the case may be, upon payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Transaction.

     9.   Interpretation.

          The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     10.  Pooling Transactions.

          Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Award and (b) providing that the payment or settlement in respect of any Award be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing.

     11. Termination and Amendment of the Plan or Modification of Awards.

          11.1 Plan Amendment or Termination. The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

               (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Grantee, nor shall any amendment, modification, suspension or termination deprive any Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

               (b) to the extent necessary under any applicable law, regulation or exchange requirement no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

          11.2 Modification of Awards. No modification of an Award shall adversely alter or impair any rights or obligations under the Award without the consent of the Grantee, as the case may be.

     12.  Non-Exclusivity of the Plan.

          The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either applicable generally or only in specific cases.

     13.  Limitation of Liability.

          As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

          (a) give any person any right to be granted an Award other than at the sole discretion of the Committee;

          (b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

          (c) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time;
or

          (d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

     14.  Regulations and Other Approvals; Governing Law.

          14.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

          14.2 The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          14.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

          14.4 Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

          14.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

     15.  Miscellaneous.

          15.1 Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Eligible Individual.

          15.2 Withholding of Taxes.

               (a) At such times as a Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a "Taxable Event"), the Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to a Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement at the time of grant, or at any time thereafter, that the Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares then issuable or transferable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

          15.3 Effective Date. The effective date of this Plan shall be as determined by the Board.





338494 (7/00)